Exhibit 4.54

Valneva SE
(the “Company”)
2025-2028 Performance-based Free Share Plan
Terms and Conditions
1.    Background and purpose of the plan
The Combined Shareholders’ Meeting of the Company held on June 25, 2025 (the “Shareholders’ Meeting”) decided under its 36th resolution to authorize the Company’s Board of Directors (the “Board”) to allocate free ordinary shares of the Company for the benefit of corporate officers of the Company who meet the conditions set forth by Article L. 225-197-1, II of the French Commercial Code, as well as to the benefit of employees of the Company and its affiliated companies, with the meaning set forth in Article L. 225-197-2 of the French Commercial Code (together, the “Group”).
In accordance with the authorizations granted by the Shareholders’ Meeting and after consultation with the Nomination, Governance, and Compensation Committee, the Board adopted this 2025-2028 Performance-based Free Share Plan (the ”2025 PFSP”) setting out the conditions and criteria for the allocation of free ordinary shares (“Performance-based Free Shares” or “PFS”) to the CEO (Directeur Général) and eligible employees (together, the “Participants”).
The purpose of this 2025 PFSP is to provide a long-term incentive program for the Company’s senior management group.
2.    Purpose of these Terms and Conditions
The Terms and Conditions set forth herein aim at summarizing and complementing (i) the provisions set out in the Company’s Articles of Association that are relevant to the 2025 PFSP, (ii) the authorization granted by the Shareholder’s Meeting to the Board, pursuant to its 36th resolution, and (iii) the decisions made by the Board regarding the granting of free ordinary shares under the 2025 PFSP (collectively, the “Constitutional Documents”). In the event of any discrepancy between the Constitutional Documents and these Terms and Conditions, the Constitutional Documents will prevail.
3.    PFS granting
3.1    Allocations
In accordance with the authorization granted by the Shareholders’ Meeting, the Board will determine (i) in one or several occasions, the list of Participants from among the eligible corporate officers and employees of the Group, and (ii) the number of PFS allocated to each of them, under the 2025 PFSP.
Pursuant to the authorization granted by the Shareholders’ Meeting, the maximum number of PFS allocated by the Board to the Participants, along with the ordinary shares that may be issued upon exercise of the stock options granted under the 2025 Employee Stock Option Plan (“2025 ESOP”), cannot exceed 4% of the share capital of the Company as of the Grant Date (as defined in Section 3.2 below) or any legal threshold applicable as of the Grant Date.
The fact that a person may benefit from an allocation under the 2025 PFSP does not imply that he or she shall benefit from any other allocation under the 2025 PFSP or any other plan that may be implemented thereafter.
3.2    Tranches
Subject to the vesting conditions set forth below, the PFS granted to a Participant under the 2025 PFSP will vest in and be definitively acquired and delivered to that Participant (“seront définitivement acquises”) in three tranches, as follows:
-    First tranche: two (2) years after the date of the Board decision that initially granted the PFS under the 2025 PFSP (the ”Grant Date”);
-    Second and Third tranches: three (3) years after the Grant Date.
Each tranche will amount to one third of the total individual allocation. If one third is not a whole number, the PFS number will be rounded down for the first two tranches and rounded up for the third tranche.
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3.3    Performance conditions
The final acquisition (“acquisition définitive”), by the Participants, of the PFS under each tranche of the 2025 PFSP will depend on the overall level of performance as assessed and determined by the Board in respect of the Performance Period (as defined below) taking into account the performance metrics and principles as approved by the Board and communicated to the Participants.
“Performance Period” means 2025 and 2026 for all tranches, the performance criteria being assessed cumulatively over these two years.
3.4    Further vesting conditions
In addition to the preceding performance conditions, each Participant must continuously remain a corporate officer or employee (full time or not less than 50%) of the Company or any company of the Group until the final acquisition of the PFS granted under this 2025 PFSP, it being specified that if this continuous presence condition ceases to be satisfied prior to the final acquisition of a PFS, unless otherwise decided by the Board or a duly authorized sub-delegate, the relevant Participant will definitively and irrevocably lose, as from the date on which the said condition ceases to be satisfied, his/her right to acquire the relevant PFS (but, for the avoidance of doubt, not the other PFS he/she has already definitively acquired, if any).
3.5    Accelerated vesting after 2 years
If (a) a Change of Control (as defined below) occurs on or after the second (2nd) anniversary of the Grant Date, and (b) the performance conditions referred to in Section 3.3 above have been assessed by the Board at the time of this Change of Control, all tranches will immediately vest in the Participants, it being specified that the overall level of performance as determined by the Board pursuant to Section 3.3 above shall be taken into account to set the amount of PFS so vested.
“Change of Control” means that a person or entity other than the Company’s current shareholders has taken control of the Company, “control” having the meaning set forth in Article L. 233-3 of the French Commercial Code.
3.6    No compulsory holding period – Disposal of PFS
Following PFS vesting in accordance with these Terms and Conditions, no compulsory PFS holding period as per Article L. 225-197-1, I (8th paragraph) of the French Commercial Code will be applicable to the Participants.
Accordingly, each Participant may freely dispose any of the PFS that have been definitely acquired and delivered to him/her, subject however to (i) any trading restriction imposed by the Company in accordance with its policies on insider information and stock trading by employees and directors, as such restrictions may be in effect from time to time, and (ii) the holding requirements set forth in Section 5 below.
3.7    Retirement
Participants who will retire in accordance with the age requirements of their applicable retirement regime before complete vesting of their PFS under the 2025 PFSP will remain entitled to a prorated amount of shares, for each unvested tranche, based on the period from the Grant Date until retirement, as compared to the total duration of the tranche in question; it being specified, that for purposes of this calculation, the duration of the first tranche will be deemed to be one year and the duration of the second tranche will be deemed to be two years.
By way of example, a Participant retiring 6 months after the Grant Date will remain entitled to:
- 50% of tranche 1;
- 25% of tranche 2; and
- 16.66% of tranche 3.
If the number of vested shares calculated in accordance with the above is not a whole number, it will be rounded down.
The amount of PFS to be definitively acquired with the Participant who retired will then be determined by taking into account the overall level of performance under this 2025 PFSP, as set by the Board pursuant to Section 3.3 above.
The continuous presence condition provided for in Section 3.4 above will cease to apply in respect of all unvested PFS of the Participant who is retiring, as from the effective date of his/her retirement, it being specified, however, that the continuous presence condition of the concerned Participant must have been satisfied between the Grant Date and the effective date of his/her retirement.
3.8    Death
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In accordance with Article L. 225-197-3 of the French Commercial Code, heirs can request the vesting of the unvested PFS of the concerned Participant within six months after the death of that Participant, it being specified that:
a)    in cases where the performance conditions referred to in Section 3.3 above have not yet been assessed by the Board at the time of the Participant’s death, the number of PFS so vested shall be determined as though the overall level of performance under this 2025 PFSP would have been set at 100% by the Board; and
b)    in cases where the performance conditions referred to in Section 3.3 above have already been assessed by the Board, the number of PFS so vested shall be calculated by taking into account the overall level of performance under this 2025 PFSP as determined by the Board.
3.9    Change of Control occurring less than 2 years after the Grant Date
If a Change of Control takes place before the second (2nd) anniversary of the Grant Date, and Section III of Article L. 225-197-1 of the French Commercial Code does not apply, the 2025 PFSP will be canceled and the Company will indemnify the Participants for the loss of unvested PFS granted under this canceled plan, subject however to all required shareholder approvals where a corporate officer is concerned.
The gross amount of this indemnity shall be calculated as follows:
a)    in cases where the performance conditions referred to in Section 3.3 above have not yet been assessed by the Board in respect of the unvested PFS at the time of the Change of Control, the gross amount of indemnity shall be determined as though these PFS had been vested with an overall level of performance under this 2025 PFSP set at 100% by the Board; and
b)    in cases where the performance conditions referred to in Section 3.3 above have already been assessed by the Board in respect of the unvested PFS at the time of the Change of Control, the gross amount of indemnity shall be calculated by taking into account the overall level of performance under this 2025 PFSP as determined by the Board.
4.    Amendment of the 2025 PFSP
4.1    Principle
The 2025 PFSP may be modified at any time by the Board, it being specified that the amendment shall be subject to the written consent of the Participants if it results in a decrease in the rights of said Participants.
4.2    Notice of the amendments
The amendments to the 2025 PFSP shall be notified to the relevant Participants, by all means, including by internal mail, by simple letter or with acknowledgement of receipt, or by e-mail.
5.    Additional provisions
As decided by the Company’s Board of Directors, and in compliance with Article L. 225-197-1, II (5th paragraph) of the French Commercial Code where applicable, the CEO (Directeur Général) and each of the other members of the Executive Committee must keep not less than 20% of their respective PFS vested under the 2025 PFSP until termination of both his/her Executive Committee membership, and as applicable to the CEO, his corporate office.
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